AMENDMENT NO. 1

TO THE

MUTUAL FUNDS SERVICE AGREEMENT

AMENDMENT NO. 1, dated as of July 1, 2015 (“Amendment No. 1”), to the Mutual Funds Service Agreement dated September 1, 2014 (the “Agreement”) between 1290 Funds, a Delaware statutory trust (“Trust”), and AXA Equitable Funds Management Group, LLC, a Delaware limited liability company (“FMG LLC” or “Administrator”).

The Trust and FMG LLC agree to modify the Agreement as follows:

1.	New Funds. 1290 Global Equity Managers Fund, 1290 Multi-Alternative Strategies Fund, 1290 Convertible Securities Fund and 1290 Unconstrained Bond Managers Fund are hereby added to the Agreement on the terms and conditions contained in the Agreement.

2.	Schedule A: Schedule A to the Agreement is hereby replaced in its entirety by Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

1290 FUNDS		AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

By:	/s/ Brian Walsh	By:	/s/ Steven M. Joenk
	Brian Walsh		Steven M. Joenk
	Chief Financial Officer and Treasurer		Chairman, Chief Executive Officer and President

SCHEDULE A

AMENDMENT NO. 1

MUTUAL FUNDS SERVICE AGREEMENT

Fees and Expenses

Trust Administration, Accounting and Compliance Fees

Fund(s)	Fee
1290 GAMCO Small/Mid Cap Value 1290 High Yield Bond 1290 SmartBeta Equity 1290 Global Equity Managers	The greater of 0.15% of each Fund’s average daily net assets, or $30,000 per Fund (or $30,000 for each allocated portion (or sleeve) of a Fund.
1290 Multi-Alternative Strategies 1290 Convertible Securities 1290 Unconstrained Bond Managers